Exhibit 5.1

    [Letterhead of Baker, Donelson, Bearman & Caldwell]

September 19, 2001

Fred's, Inc.
4300 New Getwell Road
Memphis, Tennessee 38118

Gentlemen:

We have acted as counsel to Fred's, Inc., a Tennessee corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) the offer and sale of 1,650,000 shares of the Company's Class A Common Stock, no par value ("Common Stock"), consisting of 1,500,000 shares of Common Stock being offered by the Company and 150,000 shares of Common Stock being offered by certain selling shareholders (the "Selling Shareholders"), and (ii) the offer and sale by the Company and the Selling Shareholders of an aggregate of up to 165,000 additional shares of Common Stock subject to an over-allotment option to be granted to the underwriters of the offering, pursuant to a Registration Statement on Form S-3 (File No. 333-68478), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (all such 1,815,000 shares of Common Stock are referred to herein as the "Shares").

In connection with this opinion, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates and representations of officers of the Company, and other documents and records as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on such documents and records, the legal capacity of all natural persons whose signatures appear on such documents and records, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have not independently verified any factual matter relating to this opinion. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Based on the foregoing, subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid, and nonassessable, and that the Shares to be sold by the Company, when issued against payment therefor pursuant to the Underwriting Agreement referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Tennessee Business Corporation Act, and we render no opinion with respect to any other law.

This opinion letter has been prepared as of the date hereof solely for use in connection with the filing of the Registration Statement. This opinion letter may be filed as an exhibit to the Registration Statement. In addition, we hereby consent to the reference to this firm as having passed on the legality of the Shares under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                    Very truly yours,

                    /s/ Baker, Donelson, Bearman & Caldwell

                    BAKER, DONELSON, BEARMAN & CALDWELL